Exhibit 8.1

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE +1.214.220.3939 • FACSIMILE +1.214.969.5100

December 8, 2014

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Re:     Prospectus Supplement for MPLX LP

Ladies and Gentlemen

We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed or continuous basis, by the Partnership of an indeterminate initial aggregate offering price or number of common units representing limited partner interests in the Partnership (the “Partnership Units”), as contemplated by the Partnership’s Registration Statement on Form S-3 dated November 26, 2014 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), and the prospectus supplement dated December 8, 2014 (the “Prospectus Supplement”) to the Registration Statement (together with the Registration Statement, the “Prospectus”) to which this opinion is filed as an exhibit. The Partnership Units may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In this examination, we have assumed the authenticity of all documents, the genuineness of signatures thereon, and the legal capacity of the signatories to sign on behalf of the entities for which they signed. This opinion is based on various facts and assumptions, including the factual representations of the Partnership regarding its business, properties and governing documents, and on certain representations made by the Partnership as to factual matters through a certificate of one of its officers (the “Officer’s Certificate”).

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Prospectus and Officer’s Certificate, the statements in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences,” together with the statements in the Registration Statement under the caption “Material Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the matters described therein.

MPLX LP

December 8, 2014

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus Supplement and the Officer’s Certificate may affect the conclusions stated herein.

We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of other federal, foreign, state or local laws, or as to any matter not discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Prospectus Supplement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day